Exhibit 99.1

FINAL FOR IMMEDIATE

RELEASE

Burlington Stores, Inc. Announces

Second Quarter and First Half Fiscal 2014 Results

•	For the Fiscal 2014 Second Quarter:

•	Comparable store sales increased 4.7% and Net sales rose 8.3%

•	Adjusted EBITDA increased 24%, or $11.2 million

•	Comparable stores - inventory decreased 18%, and turnover improved 22%

•	Adjusted loss per share was $(0.01) vs. a loss of $(0.19) last year

•	First half Fiscal 2014 adjusted diluted EPS of $0.23 increased significantly from an adjusted loss per share of $(0.10) in the first half of Fiscal 2013

•	Company Increases Fiscal Year 2014 Outlook

BURLINGTON, New Jersey; September 9, 2014—Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the second quarter and first six months ended August 2, 2014.

Tom Kingsbury, President and Chief Executive Officer stated, “We are extremely pleased with our second quarter performance highlighted by a 4.7% increase in comparable store sales on top of last year’s very strong 7.8% increase. Our 70 basis point increase in Adjusted EBITDA rate was driven by both operating expense leveraging and gross margin expansion versus last year. We continue to believe that these results are indicative of the continued improvement in the execution of our off-price model. We believe we are well positioned for the fall season based on the level and currency of our inventory and remain focused on delivering great value, brands,store experience and fresh product to our customers every day. I would like to thank our store and corporate teams for contributing to these results.”

Note regarding Non-GAAP financial measures

The following discussion includes references to Adjusted EBITDA, Adjusted Net Income (Loss), and Adjusted EPS. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Second Quarter Fiscal 2014 Operating Results (for the 13 week period ended August 2, 2014 compared with the 13 week period ended August 3, 2013):

•	Comparable store sales increased 4.7%, which follows a comparable store sales increase of 7.8% in the 2013 second quarter driven by improved execution of the Company’s off-price business model.

•	Net sales increased 8.3%, or $79.9 million, to $1,043.6 million. This increase includes the 4.7% increase in comparable store sales, as well as an increase of $36.3 million from new and non-comparable stores.

•	Gross margin expanded by 50 basis points to 38.2% from 37.7% in the second quarter of Fiscal 2013. This more than offset an approximate 40 basis point increase in product sourcing costs that are included in selling, general and administrative expenses (SG&A).

•	SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 29.0% vs. 29.7% in the second quarter of Fiscal 2013 driven by improved leverage in store payroll, store expenses and other SG&A.

•	Adjusted EBITDA increased 23.8%, or $11.2 million, to $58.1 million. Sales growth, SG&A leverage and gross margin expansion led to a 70 basis point expansion in Adjusted EBITDA as a percentage of net sales, as compared to the second quarter of Fiscal 2013.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, decreased $0.4 million to $34.0 million.

•	Interest Expense decreased $7.8 million to $25.5 million from last year, driven by interest savings related to principal payments made over the last twelve months on the Company’s Holdco Notes and Term Loan.

•	Adjusted tax benefit was $(0.6) million compared to $(7.2) million last year. The adjusted effective tax rate was 39.9% vs. 34.5% last year. The increase in the tax rate is the result of certain tax credits not legislatively approved and available in the current year and other one-time discrete items recorded in the prior year.

•	Adjusted Net Loss was $(0.9) million vs. $(13.6) million last year, or $(0.01) per share vs. $(0.19) last year. Shares outstanding were 74.0 million vs. 72.9 million pro forma shares last year.

First Half Fiscal 2014 Operating Results (for the 26 week period ended August 2, 2014 compared with the 26 week period ended August 3, 2013):

•	Comparable store sales increased 3.6% following a 5.5% increase in the first half of Fiscal 2013. This increase was driven by the improved execution of the Company’s off-price model.

•	Net sales increased 7.1%, or $143.1 million, to $2,171.9 million. This increase includes the 3.6% increase in comparable store sales, as well as an increase of $76.6 million from new and non-comparable stores.

•	Gross margin expanded by 60 basis points to 38.1% from 37.5% last year. This more than offset an approximate 30 basis point increase in product sourcing costs that are included in SG&A.

•	SG&A, less product sourcing costs and advisory fees, as a percentage of net sales was 27.9% vs. 28.3% last year. The 40 basis point improvement was driven by increased leverage in store payroll, other store expenses, and other SG&A.

•	Adjusted EBITDA increased 18.9%, or $23.9 million, to $150.4 million. The 70 basis point expansion in Adjusted EBITDA as a percent of net sales was driven by sales growth coupled with expense leverage and gross margin expansion.

•	Depreciation and amortization expense, exclusive of net favorable lease amortization, decreased $0.9 million to $68.7 million.

•	Interest Expense decreased $15.5 million to $52.1 million from last year, driven by interest savings related to principal payments over the last twelve months on the Company’s Holdco Notes and Term Loan. In addition, the Company realized savings as a result of the 2013 Term Loan refinancing.

•	Adjusted tax expense was $12.0 million compared to a tax benefit of $(3.1) million last year. The adjusted effective tax rate was 40.3% vs. 29.6% last year. The increase in the tax rate is the result of certain tax credits not legislatively approved and available in the current year and other one-time discrete items recorded in the prior year.

•	Adjusted Net Income was $17.7 million versus an Adjusted Net Loss of $(7.4) million last year, or $0.23 per diluted share vs. $(0.10) last year. Diluted shares outstanding were 75.6 million vs. pro forma basic shares outstanding of 72.6 million last year.

Inventory:

•	Merchandise Inventories were $711.5 million vs. $748.3 million at August 3, 2013. The decrease was primarily driven by a comparable store inventory decrease of 18% as a part of the ongoing initiative to reduce inventory levels, increase inventory turnover and ultimately drive incremental sales through continually improved product offerings. This decrease was partially offset by a $41 million increase in pack and hold purchases and inventory related to the opening of 20 net new stores since August 3, 2012.

Fiscal Year Q3 and Full Year 2014 Outlook

The Company is introducing its third quarter guidance and raising its full year fiscal year 2014 outlook based on its better than expected sales and net income performance during the first half of the year and its expectations for the balance of the year, including a reduction of interest expense associated with the debt refinancing completed on August 13, 2014.

For the third quarter of Fiscal 2014 (the 13 weeks ending November 1, 2014), the Company expects:

•	Net sales to increase in the range of 6.4% to 7.4%;

•	Comparable store sales to increase in the range of 3.0% to 4.0%;

•	Interest expense to approximate $17 million reflecting the debt refinancing completed on August 13, 2014;

•	Adjusted Net Income per diluted share in the range of $0.09 to $0.12 on 75.8 million diluted shares outstanding. This compares to an adjusted loss per pro forma share of $(0.05) in the third quarter of Fiscal 2013; and

•	To open 17 new stores and close one existing store resulting in a total store count of 539 at the end of the third quarter.

For the full Fiscal Year 2014, (the 52-weeks ending January 31, 2015), the Company currently expects:

•	Total sales to increase in the range of 6.5% to 7.2% versus its previous expectation of an increase in the range of 5.8% to 6.8% and comparable store sales for the full year to be approximately 3%, at the high end of its previous guidance. These estimates include a comparable store sales increase of 2% to 3% in the fourth quarter, consistent with the Company’s previous guidance;

•	Adjusted EBITDA margin expansion in the range of 20 to 30 basis points, as compared to previous guidance of 10 to 20 basis points;

•	Interest expense of approximately $85 million;

•	A tax rate of approximately 40%;

•	Fully Diluted Adjusted Net Income in the range of $1.52 to $1.58 per share, utilizing a fully diluted share count of 75.7 million shares. This compares to the Company’s previous expectation for fully diluted adjusted net income in the range of $1.25 to $1.35; and

•	To have opened 24 new stores and closed two existing stores resulting in a total store count of 543 at the end of the year.

Second Quarter 2014 Conference Call

The Company will hold a conference call on Tuesday, September 9, 2014 at 8:30 a.m. Eastern Time to discuss the Company’s second quarter Fiscal 2014 results. The U.S. toll free dial-in for the conference call is 1-877-407-0789 and the international dial-in number is 1-201-689-8562. The conference ID is 13589432.

A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning at 11:30 a.m. ET, September 9, 2014 until 11:59 p.m. ET on September 16, 2014. The U.S. toll-free replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517. The replay pin number is 13589432. Additionally, a replay of the call will be available on the investor relations page of the company’s website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

The Company, through its wholly-owned subsidiaries, operates a national chain of off-price retail stores offering ladies’, men’s and children’s apparel and accessories, home goods, baby products and coats, principally under the name Burlington Stores.

For more information about Burlington Stores, Inc., visit the Company’s website at www.burlingtonstores.com.

Investor Relations Contacts:

Robert L. LaPenta, Jr.

855-973-8445

Info@BurlingtonInvestors.com

Allison Malkin/Alison MacQuarrie

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-

looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

(All amounts in thousands)

	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$29,291	$132,984	$33,407
Restricted Cash and Cash Equivalents	32,100	32,100	34,800
Accounts Receivable - Net of Allowance for Doubtful Accounts	43,678	35,678	41,640
Merchandise Inventories	711,510	720,052	748,308
Deferred Tax Assets	14,172	13,475	12,411
Prepaid and Other Current Assets	76,131	77,708	74,360
Prepaid Income Taxes	31,691	4,523	14,668

Total Current Assets	938,573	1,016,520	959,594
Property and Equipment - Net of Accumulated Depreciation and Amortization	932,566	902,657	882,190
Tradenames	238,000	238,000	238,000
Favorable Leases - Net of Accumulated Amortization	279,349	292,553	306,315
Goodwill	47,064	47,064	47,064
Other Assets	119,750	124,298	132,737

Total Assets	$2,555,302	$2,621,092	$2,565,900

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$564,531	$542,987	$555,593
Other Current Liabilities	270,475	301,803	270,786
Current Maturity of Long Term Debt	1,250	59,026	9,663

Total Current Liabilities	836,256	903,816	836,042
Long Term Debt	1,371,819	1,369,159	1,684,675
Other Liabilities	258,241	255,877	237,031
Deferred Tax Liability	229,132	242,708	247,065
Commitments and Contingencies
Common Stock, Class L	—	—	1,076,244
Stockholders’ Deficit:
Preferred Stock, $0.0001 Par Value: Authorized: 50,000,000 shares; no shares issued and outstanding at August 2, 2014
Common Stock, $0.0001 Par Value: Authorized: 500,000,000 shares at August 2, 2014 and February 1, 2014 and 582,771,244 shares at August 3, 2013
Issued: 74,809,682 shares at August 2, 2014, 74,218,275 shares at February 1, 2014 and 528,314,688 shares at August 3, 2013
Outstanding: 74,158,072 shares at August 2, 2014, 73,686,524 shares at February 1, 2014 and 523,502,100 shares at August 3, 2013	7	7	47
Additional Paid-In-Capital	1,354,363	1,346,259	—
Accumulated Deficit	(1,487,105)	(1,492,409)	(1,515,200)
Treasury Stock at Cost:	(7,411)	(4,325)	(4)

Total Stockholders’ Deficit	(140,146)	(150,468)	(1,515,157)

Total Liabilities and Stockholders’ Deficit	$2,555,302	$2,621,092	$2,565,900

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited)

(All amounts in thousands)

	Six Months Ended		Three Months Ended
	August 2 2014	August 3, 2013	August 2, 2014	August 3, 2013
REVENUES:
Net Sales	$2,171,850	$2,028,724	$1,043,581	$963,711
Other Revenue	15,134	15,745	7,545	7,769

Total Revenue	2,186,984	2,044,469	1,051,126	971,480
COSTS AND EXPENSES:
Cost of Sales	1,343,488	1,267,973	645,027	600,320
Selling, General and Administrative Expenses	697,047	654,461	350,026	326,757
Costs Related to Debt Amendments, Secondary Offering and Other	1,341	11,457	917	2,603
Stock Option Modification Expense	1,791	7,263	963	7,263
Restructuring and Separation Costs	—	2,179	—	554
Depreciation and Amortization	81,757	85,239	40,549	41,247
Impairment Charges-Long-Lived Assets	848	139	829	88
Other Income, Net	(3,864)	(4,605)	(1,968)	(2,059)
Loss on Extinguishment of Debt	3,681	617	—	617
Interest Expense (Inclusive of Gain (Loss) on Interest Rate Cap Agreements)	52,098	67,630	25,546	33,327

Total Cost and Expenses	2,178,187	2,092,353	1,061,889	1,010,717

Income (Loss) Before Income Tax Expense (Benefit)	8,797	(47,884)	(10,763)	(39,237)
Income Tax Expense (Benefit)	3,493	(17,307)	(4,293)	(14,223)

Net Income (Loss)	$5,304	$(30,577)	$(6,470)	$(25,014)

Total Comprehensive Income (Loss)	$5,304	$(30,577)	$(6,470)	$(25,014)

BURLINGTON STORES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	August 2, 2014	August 3, 2013
OPERATING ACTIVITIES
Net Income (Loss)	$5,304	$(30,577)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	81,757	85,239
Amortization of Deferred Financing Costs	4,384	4,585
Impairment Charges – Long-Lived Assets	848	139
Accretion of Senior Notes	1,100	1,566
Interest Rate Cap Contracts —Adjustment to Market	1	55
Provision for Losses on Accounts Receivable	75	103
Deferred Income Tax (Benefit)	(14,273)	(12,551)
Loss (Gain) on Disposition of Fixed Assets and Leasehold Improvements	270	(57)
Non-Cash Loss on Extinguishment of Debt – Write-off of Deferred Financing Costs and Original Issue Discount	2,521	466
Non-Cash Stock Compensation Expense	3,152	5,685
Non-Cash Rent Expense	(10,122)	(6,330)
Deferred Rent Incentives	13,807	18,079
Excess Tax Benefit from Stock Based Compensation	(4,023)	—
Insurance Recoveries	—	2,391
Changes in Assets and Liabilities:
Accounts Receivable	(8,266)	(5,634)
Merchandise Inventories	8,541	(68,118)
Prepaid and Other Current Assets	(24,811)	(15,758)
Accounts Payable	21,544	55,187
Other Current Liabilities	(32,076)	22,829
Other Long Term Assets and Long Term Liabilities	1,846	563

Net Cash Provided by Operating Activities	$51,579	$57,862

INVESTING ACTIVITIES
Cash Paid for Property and Equipment	(94,569)	(67,999)
Proceeds from Sale of Property and Equipment and Assets Held for Sale	136	393

Net Cash Used in Investing Activities	$(94,433)	$(67,606)

FINANCING ACTIVITIES
Proceeds from Long Term Debt—ABL Line of Credit	275,000	339,000
Principal Payments on Long Term Debt—ABL Line of Credit	(275,000)	(324,000)
Principal Payments on Long Term Debt—Term Loan	(3,955)	(2,178)
Proceeds from Long Term Debt—Holdco Notes	—	343,000
Principal Payments on Long Term Debt – Holdco Notes	(58,000)	—
Repayment of Capital Lease Obligations	(486)	(453)
Payment of Dividends	—	(335,676)
Purchase of Treasury Shares	(3,086)	—
Proceeds from Stock Option Exercises and Related Tax Benefits	929	2,248
Excess Tax Benefit from Stock Based Compensation	4,023	—
Deferred Financing Costs	(264)	(22,126)

Net Cash Used in Financing Activities	$(60,839)	$(185)

Decrease in Cash and Cash Equivalents	(103,693)	(9,929)
Cash and Cash Equivalents at Beginning of Period	132,984	43,336

Cash and Cash Equivalents at End of Period	$29,291	$33,407

Supplemental Disclosure of Cash Flow Information
Interest Paid	$49,528	$48,053

Income Tax Payments - Net	$73,177	$1,632

Accretion of Class L Preferred Return	$—	$78,366

Non-Cash Investing Activities:
Accrued Purchases of Property and Equipment	$25,082	$21,861

Acquisition of Capital Lease	$5,302	$887

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share and Adjusted EBITDA

The following tables calculate the Company’s Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share and Adjusted EBITDA (earnings before net interest expense and loss on extinguishment of debt, taxes, depreciation, amortization and impairment, stock option modification expense, advisory fees and costs related to debt amendments, secondary offering and other), all of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income (Loss) is defined as consolidated net income (loss) for the period plus (i) net favorable lease amortization, (ii) costs related to debt amendments, secondary offering and other, (iii) loss on the extinguishment of debt, (iv) impairment charges, (v) advisory fees and (vi) stock option modification expense, all of which are tax effected to arrive at Adjusted Net Income (Loss).

Adjusted Net Income (Loss) per Share is defined as Adjusted Net Income (Loss) divided by the weighted average shares outstanding, as defined in the table below.

The Company presents Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share and Adjusted EBITDA because it believes they are useful supplemental measures in evaluating the performance of the business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from operating income are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare these metrics between past and future periods.

The Company believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share and Adjusted EBITDA provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable. The adjustments to these metrics are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this report or not presented at all.

The following table shows the Company’s reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) for the six and three months ended August 2, 2014 compared with the six and three months ended August 3, 2013:

	(unaudited)
	(in thousands, except per share data)
	Six Months Ended		Three Months Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):
Net Income (Loss)	$5,304	$(30,577)	$(6,470)	$(25,014)
Net Favorable Lease Amortization (a)	13,106	15,665	6,535	6,835
Costs Related to Debt Amendments, Secondary Offering and Other (b)	1,341	11,457	917	2,603
Stock Option Modification Expense (c)	1,791	7,263	963	7,263
Loss on Extinguishment of Debt (d)	3,681	617	—	617
Impairment Charges (e)	848	139	829	88
Advisory Fees (f)	126	2,175	60	1,103
Tax Effect (g)	(8,462)	(14,180)	(3,711)	(7,071)

Adjusted Net Income (Loss)	$17,735	$(7,441)	$(877)	$(13,576)

Weighted Average Shares Outstanding (h)	75,585	72,599	73,966	72,896
Adjusted Net Income (Loss) Per Share	$0.23	$(0.10)	$(0.01)	$(0.19)

(a)	Net favorable lease amortization represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the acquisition of BCFWC on April 13, 2006 by affiliates of Bain Capital Partners, LLC (along with its associated investment funds, or any successor to its investment management business, Bain Capital) in a take private transaction, and are recorded in the line item “Depreciation and Amortization” in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).
(b)	Costs are primarily related to the Secondary Offering in Fiscal 2014 and advisory and professional fees associated with Amendments No. 2 and No. 3 to our Senior Secured Term Loan Credit Agreement in February and May 2013, respectively.
(c)	Represents expenses incurred as a result of our May 2013 stock option modification.
(d)	For Fiscal 2014, amounts represent losses incurred in accordance with ASC Topic No. 405-20, “Extinguishments of Liabilities,” related to the April 2014 partial redemption of our Holdco Notes and the excess cash flow payment of our Term Loan Facility. For Fiscal 2013, amounts relate to Amendment No. 3 to the Term Loan Credit Agreement.
(e)	Represents impairment charges on long lived assets.
(f)	For Fiscal 2014, amounts represent reimbursement for out-of-pocket fees and expenses that are payable to Bain Capital. For Fiscal 2013, amounts primarily represent the annual advisory fee of Bain Capital expensed during the fiscal periods in connection with our advisory agreement with Bain Capital which was terminated on October 2, 2013 in connection with our initial public offering. All amounts are recorded in the line item “Selling and Administrative Expenses” in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss).
(g)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f).
(h)	Pro Forma Weighted Average Shares Outstanding give effect to (i) the cancellation of all existing Class A common stock, (ii) the conversion of the Company’s Class L common stock into Class A common stock, (iii) the 11-for-1 split of the Company’s Class A common stock, (iv) the reclassification of the Company’s Class A common stock and (v) the issuance of 15,333,333 common shares associated with the Company’s initial public offering as if it occurred on February 3, 2013.

The following table shows the Company’s reconciliation of Net Income (Loss) to Adjusted EBITDA for the six and three months ended August 2, 2014 compared with the six and three months ended August 3, 2013:

	(unaudited)
	(in thousands)
	Six Months Ended		Three Month Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (Loss)	$5,304	$(30,577)	$(6,470)	$(25,014)
Interest Expense	52,098	67,630	25,546	33,327
Interest Income	(24)	(165)	(12)	(90)
Loss on Extinguishment of Debt (d)	3,681	617	—	617
Costs Related to Debt Amendments, Secondary Offering and Other (b)	1,341	11,457	917	2,603
Stock Option Modification Expense (c)	1,791	7,263	963	7,263
Advisory Fees (f)	126	2,175	60	1,103
Depreciation and Amortization	81,757	85,239	40,549	41,247
Impairment Charges	848	139	829	88
Tax Expense (Benefit)	3,493	(17,307)	(4,293)	(14,223)

Adjusted EBITDA	$150,415	$126,471	$58,089	$46,921